Exhibit 99.1

HCP ANNOUNCES RETIREMENT OF DIRECTOR

LONG BEACH, CA — March 1, 2010 — HCP, Inc. (NYSE:HCP) today announced that Robert R. Fanning, Jr., a Director of HCP, has advised the Board of Directors that he intends to retire from the Board and not stand for re-election when his term expires at HCP’s upcoming 2010 Annual Meeting of Stockholders.

“Bob has been a dedicated member of HCP’s Board of Directors for 25 years and we have benefited from his leadership and expertise,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “On behalf of our Board of Directors and management, I want to thank Bob for his many years of service and contributions to the Company.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2009, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 675 properties among the following segments: 256 senior housing, 98 life science, 251 medical office, 22 hospital and 48 skilled nursing; and (ii) $1.8 billion of mezzanine and other secured loans.  For more information, visit the Company’s website at www.hcpi.com.

Contact:

HCP
James F. Flaherty III
Chairman and Chief Executive Officer
562-733-5100